Exhibit 5.1

Our ref          MAE/673333/11491288v3

China Information Technology, Inc.
Sea Meadow House
PO Box 173
Road Town
Tortola
VG1110
British Virgin Islands

July 12, 2012

Dear Sirs

China Information Technology, Inc. (the "Company")

We have acted as counsel as to British Virgin Islands law to the Company, a company incorporated in the British Virgin Islands, and have been requested to render this opinion in connection with the Company's Form F-4 Registration Statement, including all amendments or supplements thereto (the "Registration Statement") originally filed with the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended (the "US Securities Act"), on June 21, 2012 (Registration No. 333-182247 in respect of 27,007,608 Ordinary Shares, US$ 0.01 par value, in the capital of the Company (the "Shares") to be issued by the Company in connection with that certain Agreement and Plan of Merger and Reorganization dated June 20, 2012 among the Company, China Information Technology, Inc. (a Nevada, U.S. corporation) and China Information Mergerco Inc. (a Nevada, U.S. corporation) (the "Merger Agreement").

1      Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the written resolutions of the board of directors of the Company dated June 20, 2012 (the "Resolutions");

1.2	the register of members of the Company maintained at its registered office in the British Virgin Islands (the "Register of Members");

1.3	a certificate of good standing issued by the Registrar of Corporate Affairs of the British Virgin Islands dated July 11, 2012 (the "Certificate of Good Standing");

1.4

a registered agent's certificate dated July 11, 2012, issued by Maples Corporate Services (BVI) Limited, the Company's registered agent, (a copy of which is annexed hereto as Annexure A) (the "Registered Agent's Certificate");

1.5

the public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on July 12, 2012 including:

(a) the Company's Certificate of Incorporation; and

(b) the Company's Memorandum and Articles of Association.

1.6	the records of proceedings on file with and available for inspection on July 12, 2012 at the British Virgin Islands High Court Registry (the "High Court Registry");

1.7	a certificate from a Director of the Company dated July 12, 2012 (a copy of which is annexed hereto as Annexure B) (the "Director's Certificate");

1.8	the Merger Agreement; and

1.9	the Registration Statement.

2     Assumptions

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent's Certificate, the Register of Members and the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2	all signatures, initials and seals are genuine;

2.3	the accuracy and completeness of all factual representations expressed in or implied by the documents we have examined;

2.4	that the Company is not conducting a "regulated activity" under a "financial services enactment" (as defined under the Regulatory Code, 2009 (as amended));

2.5

that all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches;

2.6	the Resolutions remain in full force and effect; and

2.7

the Shares to be offered and issued by the Company pursuant to the Merger Agreement and the Registration Statement will be issued by the Company against payment in full, of the consideration, in accordance with the Merger Agreement and duly registered in the Company's register of members.

3     Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1

the Company is a company limited by shares registered under the BVI Business Companies Act, 2004 as amended (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands;

3.2	the issue of the Shares to be issued by the Company has been authorised by all necessary corporate actions on the part of the Company; and

3.3

the Shares to be offered and issued by the Company pursuant to the Merger Agreement have been duly authorised for issue by the Company, and will, when issued, be validly issued, fully paid and non assessable.

4     Qualifications

The opinions expressed above are subject to the following qualifications:

4.1

Our opinion is based on the Register of Members and that under the Act the entry of the name of a person in the register of members as a holder of a share in a company incorporated under the Act is prima facie evidence that legal title in the share vests in that person. A third party interest in the Shares would not appear on the Register of Members. Any entry in the Register of Members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.2	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.3	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.4

This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Proposal 4: Approval of the Merger Agreement - Background and Reasons for the Merger", "Taxation", "Enforceability of Civil Liabilities" and "Legal Matters" included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the US Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder